SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2003

SUPERIOR FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-25239	51-0379417
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

16101 LaGrande Drive, Suite 103

Little Rock, Arkansas 72223

(Address of Principal Executive Office) (Zip code)

Registrant’s telephone number, including area code: 501-324-7282

Item 1. Changes in Control of Registrant

On August 28, 2003, Registrant consummated an Agreement and Plan of Merger between and among Arvest Holdings, Inc., AHI Acquisitions, Inc. and Registrant (the “Merger Agreement”), in which AHI Acquisition was merged with and into Registrant. Registrant is the surviving corporation in the merger as a wholly owned subsidiary of Arvest Holdings, Inc. The Merger Agreement was previously filed as Exhibit 2.1 to the Current Report on Form 8-K of Registrant, dated June 20, 2003, and is incorporated by reference herein.

In the merger, shares of common stock of Registrant and options to purchase shares of common stock of Registrant that were outstanding immediately prior to the merger were canceled, and the holders of such shares and options became entitled to receive cash merger consideration. The total cash merger consideration to be paid to such shareholders and optionholders is approximately $211 million from available capital and proceeds from the private placement of senior subordinated debentures and trust preferred securities. As a result of the merger, Arvest Holdings owns 100% of the voting stock of Registrant. The Registrant expects to file a certification and notice of termination of registration on Form 15 relating to the Registrant’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR FINANCIAL CORP. (Registrant)

Date: August 28, 2003

/s/ Robert A. Kuehl Robert A. Kuehl Chief Financial Officer